Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS RECORD SECOND QUARTER 2004 RESULTS

Highlights:

•	Sales increased approximately 31 percent over the prior year’s quarter (15 percent excluding acquisitions).

•	Record quarterly earnings from continuing operations.

NORWALK, Conn., July 27, 2004 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced second quarter 2004 sales of $402.8 million compared to $308.5 million in 2003. Operating income was $44.1 million in 2004 compared to operating income of $23.7 million in 2003, while earnings per share from continuing operations were $1.07 for the second quarter 2004 on $25.2 million of income, compared to $0.55 income per share on earnings of $12.5 million in 2003.

Excluding restructuring, earnings from continuing operations were $1.11 per share for 2004 on $26.2 million of income, compared to $0.58 per share on income of $13.3 million in 2003. Excluding restructuring, segment operating income was $45.8 million compared to $25.1 million in 2003.

Commenting on Arch Chemicals’ second quarter performance, Chairman, President and CEO Michael E. Campbell said, “What is most satisfying about our record-breaking second quarter earnings is that they were largely driven by our ability to capitalize on long-term, global growth opportunities in our Treatment Products and Microelectronic Materials

businesses. While we did benefit from our acquisition earlier this year of Avecia’s pool & spa and protection & hygiene businesses, we also set new records in growth markets that our biocides business has been pursuing for some time, including marine antifouling paints, building products and antidandruff shampoos. We also continue to gain market share on robust demand for our advanced new wood preservatives. In Microelectronic Materials, sales of new products were up significantly year-over-year, based primarily on growing demand for our Deep UV photoresists and color mosaic materials for liquid crystal displays.”

The following compares segment sales and operating income for the second quarters of 2004 and 2003 (including equity in earnings of affiliated companies and excluding restructuring and certain unallocated expenses of the corporate headquarters):

Treatment Products

Treatment Products reported sales of $323.8 million and operating income of $51.8 million compared with sales and operating income of $232.1 million and $29.3 million, respectively, in 2003.

HTH Water Products

HTH water products reported sales of $162.5 million and operating income of $28.1 million for 2004 compared to sales and operating income of $122.5 million and $18.1 million, respectively, in 2003. Sales increased $40.0 million, or approximately 33 percent, due to acquisitions (Avecia’s pool and spa business of $19.2 million and Aquachlor of $6.6 million) and higher volumes. Excluding the impact of acquisitions, sales increased approximately 12 percent due principally to higher North American residential swimming pool volumes, which include branded calcium hypochlorite (HTH® and J3), branded chlorinated isocyanurates (Pace®), pool maintenance products and accessories and non-branded calcium hypochlorite. Operating income increased 55 percent as a result of the higher sales volumes and the positive contributions of the acquisitions partially offset by higher self-insurance reserves ($3 million) and raw material costs.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $65.8 million and operating income of $13.0 million compared to sales and operating income of $37.5 million and $7.1 million, respectively, in 2003.

Sales increased $28.3 million, or approximately 75 percent, due to the acquisition of Avecia’s protection and hygiene business ($22.0 million) and record demand for biocides used in building products, antidandruff shampoos and marine antifouling paints. Excluding the impact of the acquisition, sales increased approximately 17 percent from the year-ago period. Operating income increased significantly as a result of the higher sales, lower legal expenses and the positive contribution from the acquisition, which were partially offset by higher selling and administration costs to support growth initiatives. In addition, this quarter’s operating results benefited ($3 million) from a $6.1 million settlement of a favorable judgment obtained earlier this year against a former owner of an acquired company. The remainder of the settlement is expected to be realized in the third quarter 2004.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $95.5 million and operating income of $10.7 million compared to sales and operating income of $72.1 million and $4.1 million, respectively, in 2003.

Sales increased approximately 32 percent over the prior year principally due to favorable product mix as higher volumes of Wolman® E and Tanalith® E (CCA-alternative products) and moldecides more than offset lower volumes of traditional CCA products. This improvement in product mix is a result of the transition to a new generation of wood preservatives for use in the residential market, driven by the voluntary withdrawal in the U.S. by the wood treatment manufacturers of their CCA registrations for non-industrial uses as of December 31, 2003. Operating income increased by $6.6 million over the prior year due to the higher sales volumes, lower CCA legal costs and favorable foreign currency, partially offset by higher raw material costs and increased selling and administration expenses principally due to customer conversion costs associated with CCA-alternative preservatives.

Microelectronic Materials

Microelectronic Materials reported sales of $40.8 million and operating income of $3.6 million compared to sales of $37.6 million and break-even operating results for 2003. Sales were approximately nine percent higher than 2003 principally due to higher photoresists and thin film system sales across all regions, partially offset by pricing pressure in certain ancillary and polyimide product lines. Operating results improved significantly as a result of the higher sales and higher income from the Company’s FUJIFILM Arch joint venture, partially offset by the unfavorable effects of foreign exchange and higher benefit and administration costs. The significant increase in income from the Company’s FUJIFILM Arch joint venture was principally driven by higher sales of advanced semiconductor and liquid crystal display products and, to a lesser extent, from a lower than anticipated effective tax rate for its most recently completed fiscal year.

Performance Products

Performance Products reported sales of $38.2 million and an operating loss of $3.1 million compared with sales and an operating loss of $38.8 million and $0.7 million, respectively, in 2003.

Performance urethanes sales increased approximately 14 percent over the prior year due to higher Latin American sales and higher North American specialty polyol volumes. Operating results decreased as the higher sales were more than offset by higher raw material and energy costs.

Hydrazine sales decreased approximately 45 percent due to lower propellant revenues as a result of the expiration of a long-term propellants supply contract with the U.S. government on April 30, 2004. Operating income was lower than prior year due to the lower sales.

Other Items

The U.S. Government Accountability Office (GAO) has sustained Arch’s formal protest of the Defense Energy Support Center’s (DESC) recent decision to award the government’s next 10-year hydrazine propellant supply contract to a competing firm. The contract involves supplying propellants for use by NASA in the Space Shuttle and by the Air Force in government satellites and launch rockets.

As a result of the GAO’s action, the DESC has notified the Company that it has taken corrective action by re-opening the bidding process and extending the closing date for bid offers until September 9, 2004. In addition, the DESC has informed the Company that it anticipates completing its contract-award decision soon thereafter.

2004 Outlook

The Company anticipates earnings from continuing operations in the third quarter 2004 to be in the $0.20 to $0.30 per share range, compared to $0.09 for the prior-year quarter. The improvement in earnings is expected to be driven by organic growth in the wood protection, personal care and industrial biocides businesses, higher semiconductor industry demand and the impact of the recent acquisition. In light of the DESC’s decision to re-bid the next long-term hydrazine propellant supply contract, the Company’s current outlook assumes that there will be no impairment and, as a result, depreciation and certain other costs will continue in 2004. The impact on pre-tax earnings is approximately $3 million for the second half of 2004. Third quarter and full-year guidance assumes no revenues from any awarding of a new propellants contract. For the full-year 2004, sales are expected to increase approximately 22 to 24 percent and earnings from continuing operations before restructuring are expected to range from $1.15 to $1.25 per share. Depreciation and amortization is estimated to be approximately $60 million. Capital spending is anticipated to remain in the $25 to $30 million range.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut, Arch Chemicals, Inc. is a global specialty chemicals company with more than $1 billion in annual sales. Arch and its subsidiaries have leadership positions in three business segments — Treatment Products, Microelectronic Materials and Performance Products — and they serve leading customers in these markets with forward-looking solutions to meet their chemical needs. Together with its subsidiaries, Arch has approximately 3,300 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ second quarter 2004 earnings conference call on Tuesday, July 27, 2004 at 1:00 p.m. (ET) at http://www.archchemicals.com.

•	If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (800) 884-5695, access # 40774326, in the United States or (617) 786-2960, access # 40774326, outside the United States.

•	A telephone replay will be available from 3:00 p.m. on Tuesday, July 27, 2004 until 6:00 p.m. (ET) on Tuesday, August 3, 2004. The replay number is (888) 286-8010, access # 28902550; from outside the United States, please call (617) 801-6888, access # 28902550.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, estimates and projections about the markets and economy in which Arch and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of economic recovery in 2004 in the U.S.; lack of moderate growth or recession in European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; strengthening of the U.S. dollar against the foreign currencies; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material costs for certain chemical product lines; increased foreign competition in the calcium hypochlorite markets; lack of continued recovery in the semiconductor industry; unfavorable court, arbitration or jury decisions; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; unsuccessful entry into new markets for electronic chemicals; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; reduction in expected government contract orders and/or the failure to be awarded a new U.S. government contract for hydrazine propellants; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; gains or losses on derivative instruments and the lack of a successful integration of Avecia’s operations.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Sales	$402.8	$308.5	$681.5	$532.8
Cost of Goods Sold	277.2	217.3	481.3	377.6
Selling and Administration	77.6	62.4	141.4	115.2
Research and Development	7.0	5.9	13.1	11.6
Equity In (Earnings) of Affiliated Companies	(4.5)	(2.2)	(8.3)	(4.1)
Other (Gains) and Losses (b)	(0.3)	—	(0.3)	—
Restructuring (c)	1.7	1.4	1.7	0.6

Income from Continuing Operations Before Interest, Taxes and Cumulative Effect of Accounting Change	44.1	23.7	52.6	31.9
Interest Expense, net	5.4	4.3	9.3	8.4

Income from Continuing Operations Before Taxes and Cumulative Effect of Accounting Change	38.7	19.4	43.3	23.5
Income Tax Provision	13.5	6.9	15.1	8.4

Income from Continuing Operations Before Cumulative Effect of Accounting Change	25.2	12.5	28.2	15.1
Loss from Discontinued Operations, net of tax (d)	—	(1.6)	—	(2.4)
Cumulative Effect of Accounting Change, net of tax (e)	—	—	—	(0.4)

Net Income	$25.2	$10.9	$28.2	$12.3

Basic Income Per Share:
Continuing Operations Before Cumulative Effect of Accounting Change	$1.08	$0.55	$1.23	$0.67
Discontinued Operations (d)	—	(0.07)	—	(0.11)
Cumulative Effect of Accounting Change (e)	—	—	—	(0.02)

Basic Income Per Share	$1.08	$0.48	$1.23	$0.54

Diluted Income Per Share:
Continuing Operations Before Cumulative Effect of Accounting Change	$1.07	$0.55	$1.21	$0.67
Discontinued Operations (d)	—	(0.07)	—	(0.11)
Cumulative Effect of Accounting Change (e)	—	—	—	(0.02)

Diluted Income Per Share	$1.07	$0.48	$1.21	$0.54

Weighted Average Common Stock Outstanding - Basic	23.3	22.6	22.9	22.6
Weighted Average Common Stock Outstanding - Diluted	23.6	22.6	23.3	22.6

Adjusted EBITDA (f)	$67.0	$43.7	$85.2	$63.6

(a)	Unaudited.
(b)	2004 principally represents the pretax gain on the sale of excess property related to the microelectronic materials business.
(c)	2004 restructuring includes employee-related costs for the hydrazine business of $2.1 million, offset by a reduction of the prior years’ restructuring reserves of $0.4 million. Restructuring for the three months ended June 30, 2003 represents severance costs of $1.4 million for headcount reductions related to the performance products segment. Additionally, year-to-date 2003 includes severance costs of $1.1 million for additional headcount reductions associated with a revision to the 2002 organizational restructuring program, offset by a reduction of the prior years’ restructuring reserves of $1.9 million.
(d)	Represents the results of operations of the sulfuric acid business and the Hickson organics business, net of tax.
(e)	Reflects the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”
(f)	Represents earnings before interest, taxes, depreciation and amortization, excludes restructuring, other non-cash adjustments, cumulative effect of accounting change and unremitted earnings of 50% or less owned affiliates and includes the operating results of the Hickson organics division and the sulfuric acid business until their sale. A table reconciling Adjusted EBITDA to the GAAP measure that the Company believes to be most directly comparable, income from continuing operations before cumulative effect of accounting change, is included in an accompanying schedule to this press release.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30, 2004 (a)	December 31, 2003
Assets:
Cash & Cash Equivalents	$44.1	$64.8
Accounts Receivable, Net (b)	175.1	124.9
Short-Term Investment (b)	50.7	43.3
Inventories, Net	187.9	141.6
Other Current Assets	27.7	27.9

Total Current Assets	485.5	402.5
Investments and Advances - Affiliated Companies at Equity	36.4	38.2
Property, Plant and Equipment, Net	301.2	281.4
Goodwill	206.1	137.3
Other Intangibles	155.8	61.1
Other Assets	53.3	55.9

Total Assets	$1,238.3	$976.4

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$15.1	$0.7
Accounts Payable	203.2	139.9
Accrued Liabilities	97.6	88.5

Total Current Liabilities	315.9	229.1
Long-Term Debt	348.1	218.5
Other Liabilities	204.2	191.1

Total Liabilities	868.2	638.7
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares: 23.3 Shares Issued and Outstanding (22.5 in 2003)	23.3	22.5
Additional Paid-in Capital	415.8	398.2
Retained Earnings	32.5	13.4
Accumulated Other Comprehensive Loss	(101.5)	(96.4)

Total Shareholders’ Equity	370.1	337.7

Total Liabilities and Shareholders’ Equity	$1,238.3	$976.4

(a)	Unaudited.
(b)	The Company sells certain accounts receivable through an accounts receivable securitization program entered into in March 2002. See Form 10-K for additional information. As a result, accounts receivable have been reduced, and the Company’s undivided interest in such receivables has been reflected as a short-term investment. As of June 30, 2004, the Company had sold $61.9 million of participation interests in $112.5 million of accounts receivable. As of December 31, 2003, the Company had not sold any participation interests in accounts receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Six Months Ended June 30,	2004	2003
Operating Activities:
Net Income	$28.2	$12.3
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by (Used In) Operating Activities:
Loss from Discontinued Operations	—	2.4
Cumulative Effect of Accounting Change	—	0.4
Equity in Earnings of Affiliates	(8.3)	(4.1)
Depreciation and Amortization	28.3	26.1
Deferred Taxes	6.1	—
Restructuring	1.7	0.6
Restructuring Payments	(0.8)	(3.1)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	61.9	28.7
Receivables	(92.2)	(92.7)
Inventories	(19.3)	7.3
Other Current Assets	(2.0)	(1.5)
Accounts Payable and Accrued Liabilities	39.7	22.5
Noncurrent Liabilities	1.6	(1.0)
Other Operating Activities	10.1	5.2

Net Operating Activities from Continuing Operations	55.0	3.1
Change in Net Assets Held for Sale	—	(4.8)

Net Operating Activities	55.0	(1.7)

Investing Activities:
Capital Expenditures	(9.5)	(8.1)
Business Acquired in Purchase Transaction, net of cash acquired	(222.3)	—
Other Investing Activities	(1.1)	1.2

Net Investing Activities	(232.9)	(6.9)

Financing Activities:
Long-Term Debt Borrowings	207.0	15.0
Long-Term Debt Repayments	(75.4)	(0.6)
Short-Term Borrowings (Repayments)	14.3	(0.9)
Issuance of Arch Common Stock	15.7	—
Dividends Paid	(9.1)	(9.0)
Other Financing Activities	2.8	6.6

Net Financing Activities	155.3	11.1

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1.9	0.3

Net Increase (Decrease) in Cash and Cash Equivalents	(20.7)	2.8
Cash and Cash Equivalents, Beginning of Year	64.8	12.2

Cash and Cash Equivalents, End of Period	$44.1	$15.0

(a)	Unaudited.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Sales:
Treatment Products:
- HTH Water Products (b)	$162.5	$122.5	$232.5	$175.1
- Personal Care and Industrial Biocides (b)	65.8	37.5	107.4	75.8
- Wood Protection and Industrial Coatings	95.5	72.1	181.6	132.0

Total Treatment Products	323.8	232.1	521.5	382.9
Microelectronic Materials	40.8	37.6	79.2	72.5
Performance Products :
- Performance Urethanes	32.6	28.7	66.0	58.9
- Hydrazine	5.6	10.1	14.8	18.5

Total Performance Products	38.2	38.8	80.8	77.4

Total Sales	$402.8	$308.5	$681.5	$532.8

Operating Income (Loss) (c):
Treatment Products:
- HTH Water Products (b, d)	$28.1	$18.1	$30.8	$21.5
- Personal Care and Industrial Biocides (b, e)	13.0	7.1	21.6	14.9
- Wood Protection and Industrial Coatings	10.7	4.1	14.1	6.3

Total Treatment Products	51.8	29.3	66.5	42.7
Microelectronic Materials	3.6	—	3.3	(0.5)
Performance Products:
- Performance Urethanes	(1.8)	(1.5)	(5.1)	(3.9)
- Hydrazine	(1.3)	0.8	0.2	0.9

Total Performance Products	(3.1)	(0.7)	(4.9)	(3.0)

	52.3	28.6	64.9	39.2
General Corporate Expenses (f)	(6.5)	(3.5)	(10.6)	(6.7)

Total Segment Operating Income before Restructuring	45.8	25.1	54.3	32.5
Restructuring	(1.7)	(1.4)	(1.7)	(0.6)

Total Operating Income	$44.1	$23.7	$52.6	$31.9

(a)	Unaudited.
(b)	Includes the results of the acquired pool & spa and protection & hygiene businesses from the date of acquisition on April 2, 2004.
(c)	Includes equity in earnings (losses) of affiliated companies.
(d)	2004 includes self-insurance reserves of $3.0 million.
(e)	2004 includes a settlement from a favorable judgment obtained earlier this year against a former owner of an acquired company of $3.0 million.
(f)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information (Unaudited):

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
The following table reconciles income and basic and diluted income per share from continuing operations before cumulative effect of accounting change to income and basic and diluted income per share from continuing operations before cumulative effect of accounting change and restructuring:

Income from Continuing Operations Before Cumulative Effect of Accounting Change	$25.2	$12.5	$28.2	$15.1
Add: Restructuring, net of tax	1.0	0.8	1.0	0.3

Income from Continuing Operations Before Cumulative Effect of Accounting Change and Restructuring	$26.2	$13.3	$29.2	$15.4

Basic Income Per Share:

Income from Continuing Operations Before Cumulative Effect of Accounting Change	$1.08	$0.55	$1.23	$0.67
Add: Restructuring, net of tax	0.04	0.03	0.04	0.01

Basic Income Per Share from Continuing Operations Before Cumulative Effect of Accounting Change and Restructuring	$1.12	$0.58	$1.27	$0.68

Diluted Income Per Share:

Income from Continuing Operations Before Cumulative Effect of Accounting Change	$1.07	$0.55	$1.21	$0.67
Add: Restructuring, net of tax	0.04	0.03	0.04	0.01

Diluted Income Per Share from Continuing Operations Before Cumulative Effect of Accounting Change and Restructuring	$1.11	$0.58	$1.25	$0.68

Weighted Average Common Stock Outstanding - Basic	23.3	22.6	22.9	22.6
Weighted Average Common Stock Outstanding - Diluted	23.6	22.6	23.3	22.6

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Adjusted EBITDA:
Income from Continuing Operations Before Cumulative Effect of Accounting Change	$25.2	$12.5	$28.2	$15.1
Add (deduct):
Interest Expense, net	5.4	4.3	9.3	8.4
Income Tax Provision	13.5	6.9	15.1	8.4
Depreciation and Amortization	15.3	13.3	28.3	26.1
Dividends from Affiliated Companies	9.3	4.0	9.8	5.2
Equity In (Earnings) of Affiliated Companies	(4.5)	(2.2)	(8.3)	(4.1)
Restructuring	1.7	1.4	1.7	0.6
Purchase Accounting Adjustments	1.1	—	1.1	—
Discontinued Operations EBITDA (a)	—	3.5	—	3.9

Adjusted EBITDA	$67.0	$43.7	$85.2	$63.6

(a)	Discontinued Operations EBITDA is calculated as follows:

Loss from Discontinued Operations, net of tax	$—	$(1.6)	$—	$(2.4)
Add (deduct):
Restructuring	—	(0.1)	—	(0.1)
Impairment	—	4.0	—	4.0
Interest Expense, net	—	0.3	—	0.6
Income Tax Provision	—	0.3	—	0.4
Depreciation	—	0.6	—	1.4

Discontinued Operations EBITDA	$—	$3.5	$—	$3.9

	Year ended December 31, 2004
The following table reconciles diluted income per share from continuing operations before cumulative effect of accounting change to diluted income per share from continuing operations before cumulative effect of accounting change and restructuring for the full year 2004 outlook:

Diluted Income Per Share:

Income from Continuing Operations Before Cumulative Effect of Accounting Change	$1.11	$1.21
Add: Restructuring, net of tax	0.04	0.04

Diluted Income Per Share from Continuing Operations Before Cumulative Effect of Accounting Change and Restructuring	$1.15	$1.25